Exhibit 10.1

GILEAD SCIENCES, INC.

2005 DEFERRED COMPENSATION PLAN

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	9.7	Adjustment for Investment Experience	10
	9.8	Notice to Trustee	10
	9.9	Time of Distribution	10

10.	EFFECT OF DEATH OF A PARTICIPANT		11
	10.1	Distributions	11
	10.2	Beneficiary Designation	11

11.	ESTABLISHMENT OF A TRUST		11
	11.1	Trust	11
	11.2	General Duties of Trustee	12

12.	AMENDMENT AND TERMINATION		12
	12.1	Amendment by the Company	12
	12.2	Retroactive Amendments	12
	12.3	Termination	12

13.	MISCELLANEOUS		13
	13.1	Withholding Taxes	13
	13.2	Participant’s Unsecured Rights	13
	13.3	Limitation of Rights	13
	13.4	Nonalienability of Benefits	13
	13.5	Facility of Payment	14
	13.6	Governing Law	14

14.	PLAN ADMINISTRATION		14
	14.1	Powers and Responsibilities of the Administrator	14
	14.2	Claims and Review Procedure	15
	14.3	Execution and Signature	17

ATTACHMENT A ELIGIBLE EMPLOYEES			1

ATTACHMENT B PLAN INVESTMENT OPTIONS			1

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1.	HISTORY OF THE PLAN.

1.1 Prior Plan. Effective January 1, 2002, Gilead Sciences, Inc. (the “Company”) adopted the Gilead Sciences, Inc. Deferred Compensation Plan (the “Prior Plan”). Effective on and after December 31, 2004, the Prior Plan will be frozen and no new contributions will be made to it; provided, however, that any deferrals made under the Prior Plan before January 1, 2005 (as adjusted for investment experience) will continue to be governed by the terms and conditions of the Prior Plan as in effect on October 4, 2004. The Company adopted the Gilead Sciences, Inc. 2005 Deferred Compensation Plan (the “Plan”) effective as of January 1, 2005. Any deferrals made after December 31, 2004 will be deemed to have been made under the Plan and all such deferrals will be governed by the terms and conditions of the Plan as it may be amended from time to time.

2.	PURPOSE OF THE PLAN.

2.1 Plan Purpose. The Company maintains the Plan, a deferred compensation plan, for the benefit of a select group of management or highly compensated employees of the Employer as well as non-employee members of the Company’s Board of Directors. The Company intends that the existence of a Trust will not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and will not be construed to provide income to Plan Participants under the Plan prior to actual payment of the vested accrued benefits hereunder. The Company intends that the Plan comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.	EFFECTIVE DATE OF THE PLAN.

3.1 Effective Date. The effective date of the Plan is January 1, 2005.

4.	DEFINITIONS.

4.1 Definitions.

(a) Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

(1) “Account” means an account established on the books of the Company for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon.

(2) “Administrator” means the Company adopting the Plan, or other person or committee designated by the Company.

(3) “Annual Retainer” means the annual retainer paid to an Eligible Director.

(4) “Beneficiary” means the person or persons entitled under Section 10.2 to receive benefits under the Plan upon the death of a Participant.

(5) “Board” means the Board of Directors of the Company, as constituted from time to time.

(6) “Bonus” means an Eligible Employee’s bonus paid pursuant to the Employer’s corporate bonus program.

(7) “Change of Control” has the meaning set forth in Section 409A of the Code. As of the date of the adoption of the Plan, a Change in Control will be deemed to occur on the date that:

(A) Any one person, or more than one person acting as a group (as defined in Proposed Regulation Section 1.409A-3(g)(5)(v)(B)), acquires ownership of stock of the Company, that together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered a Change of Control. This Section 4.1(a)(7)(A) applies only when there is a transfer of stock of the Company (or the issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; or

(B) Any one person, or more than one person acting as a group (as defined in Proposed Regulation Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total “gross fair market value” (as defined in Proposed Regulation Section 1.409A-3(g)(5)(vii)(A)) equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or

(C) Any one person, or more than one person acting as a group (as defined in Proposed Regulation Section 1.409A-3(g)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent or more of the total voting power of the stock of the Company; or

(D) A majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that no Change of Control will be deemed to have occurred if any other corporation is a majority shareholder of the Company.

(8) “Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

(9) “Company” means Gilead Sciences, Inc.

(10) “Compensation” means Salary, Bonus and Annual Retainer. Compensation will not include, among other items, employee referral awards or severance payments.

(11) “Deferral Election” means the election described in Section 6.1.

(12) “Determination Date” means each December 31.

(13) “Distribution Election” means the election described in Section 6.7.

(14) “EIP” means the Gilead Sciences, Inc. 2004 Executive Incentive Plan, as it may be amended from time to time.

(15) “Eligible Director” means a non-employee member of the Board who is a U.S. citizen or U.S. tax resident.

(16) “Eligible Employee” means only those employees of an Employer who are in a position of Vice President or higher and who are listed in Attachment A.

(17) “Employer” means the Company and any other Subsidiary authorized by the Company to participate in the Plan.

(18) “Entry Date” means, except as provided in Section 6.3, each January 1 and July 1.

(19) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(20) “Fidelity Fund” means any fund listed on Attachment B.

(21) “Fund Share” means the share, unit, or other evidence of ownership in a Fidelity Fund.

(22) “Key Employee” means a “Specified Employee” as defined under Section 409A of the Code. As of the adoption date of the Plan, a Key Employee is an Eligible Employee who, on a Determination Date, is:

(A) An officer of the Employer having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Employer shall be determined to be Key Employees as of any Determination Date;

(B) A five percent owner of the Employer; or

(C) A one percent owner of the Employer having annual compensation from the Employer of more than $150,000.

If an Eligible Employee is identified as a Key Employee on a Determination Date, then such Eligible Employee shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Determination Date and ending on the next March 31.

(23) “Participant” means any Eligible Employee or Eligible Director who elects to participate in the Plan.

(24) “Phantom Share” means an investment measured in shares of the Company’s common stock in which the Participant has the right to receive an amount equal to the value of a specified number of shares of the Company’s common stock over a specified period of time and which will be payable in whole shares of the Company’s common stock, with the value of any fractional Phantom Share being paid in cash. Any distribution in shares of the Company’s common stock shall be made in the manner established by the administrator of the EIP and shall count against the share reserves set forth in the EIP.

(25) “Plan” means the Gilead Sciences, Inc. 2005 Deferred Compensation Plan.

(26) “Plan Year” means the calendar year.

(27) “Prior Plan” means the Gilead Sciences, Inc. Deferred Compensation Plan, as in effect on October 4, 2004.

(28) “Salary” means an Eligible Employee’s base salary.

(29) “Separation from Service” means termination of (i) a Participant’s employment as a common-law employee of an Employer and any member of its controlled group as defined under Section 414(b) or (c) of the Code, or (ii) service as an elected, Eligible Director, as applicable.

A Separation from Service will not be deemed to have occurred if an Eligible Employee continues to provide services to an Employer in a capacity other than as an employee and if the former Eligible Employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment with an Employer (or if employed by an Employer less than three years, such lesser period) and the annual remuneration for such services is fifty percent or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if an Eligible Employee’s service with an Employer is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full calendar years of employment with an Employer (or if employed by an Employer less than three years, such lesser period) or the annual remuneration for such services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment with an Employer (or if less, such lesser period).

In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Eligible Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Eligible Employee’s right to reemployment with an Employer is provided either by statute or contract. If the period of leave exceeds six months and the Eligible Employee’s right to reemployment is not provided either by statute or contract, then the Eligible Employee is deemed to have Separated from Service on the first day immediately following such six-month period.

(30) “Subsidiary” means any corporation with respect to which the Company, one or more Subsidiaries, or the Company together with one or more Subsidiaries owns not less than 80% of the total combined voting power of all classes of stock entitled to vote, or not less than the total value of all shares of all classes of stock.

(31) “Trust” means the trust created by the Company.

(32) “Trust Agreement” means the agreement between the Employer and the Trustee, as set forth in a separate agreement, under which assets are held, administered, and managed subject to the claims of the Company’s creditors in the event of the Employer’s insolvency, until paid to the Participants and their Beneficiaries as specified in the Plan.

(33) “Trust Fund” means the property held in the Trust by the Trustee.

(34) “Trustee” means the corporation or individuals appointed by the Company to administer the Trust in accordance with the Trust Agreement.

(35) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from:

(A) An illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code); or

(B) Loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance); or

(C) Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant as may otherwise be permitted under Section 409A of the Code.

Financial hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by (i) reimbursement or compensation, by insurance or otherwise, (ii) liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship, or (iii) cessation of deferrals under the Plan.

(b) Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise.

5.	ELIGIBILITY; PARTICIPATION.

5.1 Eligibility. Only those Eligible Employees and Eligible Directors listed on Attachment A will be eligible to participate in the Plan. An Eligible Employee or Eligible Director will become a Participant in the Plan upon making an election to defer Compensation under the Plan in accordance with Section 6.

5.2 Resumption of Participation Following Re-employment. If a Participant ceases to be an Eligible Employee or an Eligible Director due to a Separation from Service he will no longer be entitled to defer Compensation to the Plan; however, he will remain a Participant until the entire amount of his benefit is distributed. In the event such a Participant returns to service with an Employer, he will again become eligible to defer Compensation to the Plan on the January 1 following the date he again becomes an Eligible Employee or Eligible Director and files a Deferral Election pursuant to Section 6.1.

5.3 Cessation or Resumption of Participation Following a Change in Status. If any Participant continues in the service of an Employer but ceases to be an Eligible Employee or Eligible Director, the individual will continue to be a Participant until the entire amount of his benefit is distributed; however, the Participant will not be entitled to defer Compensation during the period that he is not an Eligible Employee or Eligible Director. In the event that the Participant subsequently again becomes an Eligible Employee or Eligible Director, he will again become eligible to defer Compensation to the Plan on the January 1 following the date he again becomes an Eligible Employee or Eligible Director and files a Deferral Election pursuant to Section 6.1.

6.	DEFERRAL AND DISTRIBUTION ELECTIONS.

6.1 Deferral Elections. Each Eligible Employee or Eligible Director may elect to execute a Salary/Bonus/Annual Retainer reduction agreement (a “Deferral Election”) with an Employer to reduce his Compensation by a specified percentage not exceeding the percentage set forth in Section 6.4 and equal to a whole number multiple of one percent. Compensation shall not be deferred with respect to a Participant’s initial Deferral Election until the first Entry Date following the date the Deferral Election was filed with the Administrator and will only apply to Compensation earned with respect to services rendered after such Entry Date. For any subsequent Plan Year in which a Participant wishes to defer Compensation a new Deferral Election must be filed with the Administrator. Each Deferral Election other than the initial Deferral Election shall defer Compensation beginning on the first day of the next following Plan Year. Thus, a Deferral Election made before the end of a given Plan Year may relate to Salary and Annual Retainers for services in the following Plan Year and a Bonus payable for a service or period which begins in such following Plan Year. The Company will credit an amount to the Account maintained on behalf of the Participant corresponding to the amount of Compensation deferred. Under no circumstances may a Deferral Election be adopted retroactively. After the last day of the Plan Year preceding the date the Deferral Election is to be effective or such earlier date established by the Administrator, a Participant’s Deferral Election for the subsequent Plan Year shall be irrevocable and unless otherwise permitted under Code Section 409A shall remain in force for the applicable Plan Year.

6.2 Deferral Election for Newly Eligible Employees. An employee who becomes a newly-Eligible Employee between October 31 and April 30 because he is hired or promoted and his name is added to Attachment A shall be deemed to be eligible to participate in the Plan on April 1st or, if later, his date of hire. Such newly-Eligible Employee may elect to participate in the Plan effective with the next July 1 Entry Date by submitting a Deferral Election in such form as the Administrator may specify, provided that such Deferral Election is executed and becomes irrevocable not later than April 30 and provided further that such Deferral Election applies only to Compensation earned on or after the July 1 Entry Date.

6.3 Deferral Elections for Newly Eligible Directors. In the Administrator’s discretion, a newly Eligible Director may elect to participate in the Plan effective during a Plan Year by submitting a Deferral Election in such form as the Administrator may specify, provided that such Deferral Election is executed and becomes irrevocable not later than thirty days following the date such newly Eligible Director is first elected to the Board and provided further that such Deferral Election applies only to Compensation earned on or after the date of the election.

6.4 Deferral Increments.

(a) The minimum deferral per Plan Year will be determined by the Administrator.

(b) A Participant who is an Eligible Employee may elect to defer (less any withholding requirements) up to 70% of Salary and up to 100% of Bonus.

(c) A Participant who is an Eligible Director may elect to defer up to 100% of Annual Retainer.

6.5 Special Elections in 2005 regarding Deferrals. In accordance with IRS Notice 2005-1, Q/A-20, on or before March 15, 2005, Eligible Employees were permitted to make Deferral Elections with respect to Bonus earned in 2005. Deferral Elections made pursuant to this Section 6.5 are irrevocable and subject to any special administrative rules imposed by the Administrator consistent with Section 409A of the Code and IRS Notice 2005-1, A-20. No special Deferral Election under this Section 6.5 will be permitted after March 15, 2005.

6.6 Phantom Share Program for Directors. In accordance with the EIP and the Rules Governing Awards of Stock Options and Phantom Shares to Non-Employee Directors promulgated thereunder, Eligible Directors may invest all or a portion of their deferred Annual Retainer into fully vested Phantom Shares.

6.7 Distribution Election. The initial Deferral Election entered into under this Section 6 also will include an election as to the time and form of payment of the deferred Compensation (a “Distribution Election”). Each Participant’s initial Distribution Election shall remain in force unless and until such time as the Participant elects to modify his Distribution Election in accordance with Section 9.2.

(a) A Participant may elect to receive a distribution or commence distributions from his Account pursuant to Section 9 upon the attainment of one of the following ages: 75, 70, 65, 60, 55 and 50.

(b) Alternatively, a Participant may elect to receive a distribution or commence distributions from his Account pursuant to Section 9 either (i) five years following the date of the Participant’s Separation from Service, (ii) two years following the date of such Separation from Service or (iii) subject to Section 9.4, immediately following the date of such Separation from Service.

6.8 Special Distribution Election in 2006. Participants may make a special Distribution Election to change the time and form of the distribution of their Account, provided that the Distribution Election is made at least twelve months in advance of both the newly elected distribution date and the previously scheduled distribution date and the election is made no later than December 31, 2006. An election made pursuant to this Section 6.8 shall be treated as an initial Distribution Election and shall be subject to any special administrative rules imposed by the Administrator including rules intended to comply with Section 409A of the Code and IRS Notice 2005-1, Q/A-19. No election under this Section 6.8 shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be paid in 2006, or (ii) be permitted after December 31, 2006.

6.9 Election Form. All Deferral Elections and Distribution Elections under this Section 6 will be made in a manner prescribed for these purposes by the Administrator.

6.10 Time of Making Employer Contributions. The Company may from time to time make a transfer of assets to the Trustee for a Plan Year. The Company will provide the Trustee with information on the amount to be credited to the separate account of each Participant maintained under the Trust.

7.	PARTICIPANTS’ ACCOUNTS.

7.1 Individual Accounts. The Company shall establish and maintain an Account for each Participant which shall reflect deferred Compensation credited to the Account on behalf of the Participant and earnings, expenses, gains and losses credited thereto. The Company shall establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will at all times be 100% vested in their Accounts. Participants will be furnished statements of their Account values at least once each Plan Year.

8.	INVESTMENT OF CONTRIBUTIONS.

8.1 Manner of Investment. All amounts credited to the Participants’ Accounts shall be treated as though invested and reinvested only in eligible investments selected by the Employer in Attachment B, except that the Accounts of Participants who are Eligible Directors may be treated as though invested and reinvested in Phantom Shares.

8.2 Investment Decisions. Investments in which the Participants’ Accounts shall be treated as invested and reinvested shall be directed by the Participants. All dividends, interest,

gains, losses and distributions of any nature earned in respect of Fund Shares in which the Account is treated as investing shall be credited to the Account as though reinvested in additional shares of that Fidelity Fund. All dividend equivalents earned in respect of Phantom Shares shall be deemed deferred by the Participant and shall be credited to the Account as though reinvested in additional Phantom Shares. Expenses attributable to the acquisition of investments shall be charged to the Participants’ Account for which such investment is made.

9.	DISTRIBUTION OF BENEFITS.

9.1 Distribution of Benefits to Participants.

(a) Except as provided in Section 9.1(c), distributions under the Plan to a Participant will be made in a lump sum in cash or under a systematic withdrawal plan not exceeding ten years.

(b) Except as provided in Section 9.1(c), distributions under a systematic withdrawal plan must be made in annual installments, in cash, over a period certain which does not extend for more than ten years. A systematic withdrawal plan may include a plan whereby one installment is elected. For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.

(c) Notwithstanding Sections 9.1(a) and (b), distributions under the Plan to Eligible Directors that are attributable to an investment in Phantom Shares shall be distributed in shares of the Company’s common stock issuable under the EIP. Distributions of the Company’s common stock may be in a lump sum or under a systematic withdrawal plan. The value of any fractional Phantom Share shall be paid in cash.

9.2 Determination of Timing and Method of Distribution. The Participant will elect the timing and method of distribution of Plan benefits to himself. Such election will be made at the time the Participant makes his or her initial Deferral Election, or in accordance with Sections 6.5 and 6.8, and will apply to all amounts credited to the Participant’s Account. A Participant may modify his Distribution Election by submitting a completed and executed form approved by the Administrator for such purposes; provided, however, that such modified Distribution Election will not be given effect unless it is provided to the Administrator at least twelve months before the first distribution becomes payable to the Participant, under the Plan it is not effective for at least twelve months after receipt by the Administrator and the newly elected distribution date is at least five years after the originally elected distribution date.

9.3 Default Distribution Election. If the Participant does not elect the method of distribution, the method of distribution will be a lump sum and payment will be made in cash (except that any whole Phantom Shares credited to the Participant’s account shall be distributed in shares of the Company’s common stock). Subject to Section 9.4 below, if the Participant does not elect the timing of distribution, the Participant’s Account balance will be distributed upon his Separation from Service.

9.4 Delayed Distribution to Key Employees. Notwithstanding any other provision this Section 9, a distribution made to a Participant who is identified as a Key Employee at the time of his Separation from Service will be delayed for a minimum of six months if the

Participant’s distribution is triggered solely by his Separation from Service. Any payment that otherwise would have been made pursuant to this Section 9 during such sixth month period will be made in one lump sum payment not later than the last day of the second month following the month that is six months from the date the Participant Separates from Service. The determination of which Participants are Key Employees will be made by the Administrator in its sole discretion in accordance with Section 4.1(a)(22) of the Plan and 409A of the Code.

9.5 Unforeseeable Emergency. In the event of a Participant’s Unforeseeable Emergency, and upon application by such Participant, the Administrator may determine in its sole discretion that payment of all, or part, of the Participant’s Account will be made in one lump sum payment no later than the last day of the second month following the month in which the distribution is approved by the Administrator. Payments due to a Participant’s Unforeseeable Emergency will be permitted only to the extent reasonably required to satisfy the Participant’s need. The minimum amount of a distribution due to a Participant’s Unforeseeable Emergency will be $1,000.00.

9.6 Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A of the Code.

9.7 Adjustment for Investment Experience. If any distribution under this Section 9 is not made in a single lump sum payment, the amount remaining in the Account after the first installment payment will be subject to adjustment until distributed to reflect the income and gain or loss on the investments in which such amount is treated as invested and any expenses properly charged under the Plan and Trust to such amounts.

9.8 Notice to Trustee. The Administrator will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Administrator’s notice will indicate the form, amount and frequency of benefits that such Participant or Beneficiary will receive.

9.9 Time of Distribution.

(a) Except as provided in Section 9.4, in no event shall a distribution to a Participant be made later than the last day of the second month following the month in which the Participant attains the elected age specified in his Deferral Election or the last day of the second month following the month in which the Participant Separates from Service, provided that such distribution shall be made in accordance with the Participant’s election made pursuant to Section 6.7.

(b) Notwithstanding the foregoing to the contrary, a Participant’s distribution may be delayed under the following circumstances:

(1) if the Company’s income tax deduction under Code Section 162(m) would be limited or eliminated; provided, however, that the amount to be distributed will be paid at the earliest date the Company reasonably anticipates that the deduction will not be limited or eliminated or, if sooner, the last day of calendar year of the Participant’s Separation from Service;

(2) if the amount to be distributed from the Participant’s Account would violate a loan covenant to which any Employer is a party, and the violation is expected to cause material harm to an Employer provided, however, that the distribution will occur at the earliest date it is reasonable to expect that the payment will not cause material harm;

(3) if the amount to be distributed from the Participant’s Account is reasonably likely to violate federal or applicable state securities laws; provided, however, that the distribution will occur at the earliest date the Company reasonably anticipates that the distribution will not cause a violation; or

(4) if the amount to be distributed from the Participant’s Account is subject to a bona fide dispute; provided, however, that the distribution occurs during the first calendar year in which the Participant and the Employer enter into legally binding settlement agreement or pursuant to a final non-appealable judgment or other binding decision.

10.	EFFECT OF DEATH OF A PARTICIPANT.

10.1 Distributions. In the event of a Participant’s death, the Participant’s Account shall be distributed to the Participant’s Beneficiary in a single lump sum payment in cash not later than the last to occur of (i) December 31 of the year in which the Participant’s death occurs or (ii) 2-1/2 months after the date of the Participant’s death.

10.2 Beneficiary Designation. Upon enrollment in the Plan, each Participant shall file a prescribed form with the Employer naming a person or persons as the Beneficiary who will receive distributions payable under the Plan in the event of the Participant’s death. If the Participant does not name a Beneficiary, or if none of the named Beneficiaries is living at the time payment is due, then the Beneficiary shall be the Participant’s spouse or registered domestic partner, or if none, the Participant’s estate.

The Participant may change the designation of a Beneficiary at any time in accordance with procedures established by the Administrator. Designation of a Beneficiary, or an amendment or revocation thereof, shall be effective only if made in the prescribed manner and received by the Administrator prior to the Participant’s death.

11.	ESTABLISHMENT OF A TRUST.

11.1 Trust. The Company shall be responsible for the payment of benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for the payment of benefits under the Plan; provided, however, that the establishment of such a trust shall not affect the status of the Plan as an unfunded plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the employer’s creditors in the event of its bankruptcy or insolvency. Benefits paid the Participants from any such trust shall be considered paid by the Company for purposes of meeting the obligation of the Company under the Plan. Notwithstanding the establishment of a trust, the Company reserves the right at any time and from time to time to pay Plan benefits to Participants or their Beneficiaries in whole or in part from sources other than the Trust, in which case upon the Company’s request, the Company shall receive a distribution from the Trust in an amount equal to the amount paid by the Company from sources other than the Trust to the Participant in satisfaction of its obligations under the Plan, provided that such distribution shall not exceed the amount of Trust assets previously allocated to such Participant or Beneficiary.

11.2 General Duties of Trustee. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund and make distributions therefrom, all as provided in the Plan and in the Trust Agreement.

12.	AMENDMENT AND TERMINATION.

12.1 Amendment by the Company. The Company reserves the authority to amend the Plan in its sole discretion. Such amendments are to be effective on the effective date of such amendment. Any such amendment notwithstanding, no Participant’s Account will be reduced by such amendment below the amount to which the Participant would have been entitled if he had voluntarily Separated from Service immediately prior to the date of the amendment. The Company may from time to time make any amendment to the Plan that may be necessary to satisfy the Code or ERISA. The Company reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Plan as may be necessary to permit benefits provided under the Plan to qualify for exemption from or to comply with Section 409A of the Code; provided, however, that the Company makes no representation that the benefits provided under this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the benefits provided under this Plan. The Board or other individual(s) designated by the Board will act on behalf of the Company for purposes of this Section 12.1.

12.2 Retroactive Amendments. An amendment made by the Company in accordance with Section 12.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Company will be subject to the provisions of Section 12.1.

12.3 Termination. The Company has adopted the Plan with the intention and expectation that contributions will be continued indefinitely. However, the Company has no obligation or liability whatsoever to maintain the Plan for any length of time and may suspend the Plan by discontinuing contributions under the Plan or terminate the Plan at any time in its discretion without any liability hereunder for any such suspension or termination.

(a) Except as provided in Sections 12.3(b) and (c) below, in the event of termination of the Plan, the Accounts of Participants shall be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Sections 9 or 10 of the Plan, if earlier. If the Plan is terminated and Accounts are distributed, the Company shall terminate all “account balance non-qualified deferred compensation plans” (within the meaning of Section 409A of the Code) with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.

(b) The Company may terminate the Plan thirty days prior to or twelve months following a Change of Control and distribute the Accounts of the Participants within the twelve-month period following the termination of the Plan. If the Plan is terminated and Accounts are distributed, the Company shall terminate all substantially similar non-qualified deferred compensation plans sponsored by the Company and all of the benefits of the terminated plans shall be distributed within twelve months following the termination of the plans.

(c) The Company may terminate the Plan upon a corporation dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the Plan Year in which the Plan terminates or (ii) the first Plan Year in which payment of the Accounts is administratively practicable.

13.	MISCELLANEOUS.

13.1 Withholding Taxes. All distributions under the Plan shall be subject to reduction in order to reflect tax withholding obligations imposed by law.

13.2 Participant’s Unsecured Rights. The Account of any Participant, and such Participant’s right to receive distributions from his Account, shall be considered an unsecured claim against the general assets of the Company; such Accounts are unfunded bookkeeping entries. The Company considers the Plan to be unfunded for tax purposes and for purposes of Title I of ERISA. No Participant shall have an interest in, or make claim against, any specific asset of the Company, an Employer, or a Subsidiary pursuant to the Plan.

13.3 Limitation of Rights. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Company, Employer, Subsidiary, Administrator or Trustee, except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.

13.4 Nonalienability of Benefits. Except as provided in Sections 13.4(a) and (b) with respect to domestic relations orders, the benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

(a) The procedures established by the Administrator for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent applicable.

(b) To the extent required to comply with a qualified domestic relations order, amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order. [To the extent that the qualified domestic relations order does not require an immediate lump sum distribution, the alternate payee shall have all rights regarding investment elections and distribution elections and withdrawal rights as if such alternate payee were a Participant. For purposes of determining distributions to an alternate payee, “Separation from Service” shall be the Separation from Service of the Participant whose Account was the subject of the qualified domestic relations order.]

13.5 Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under state law for the care and control of such recipient. The receipt by such person or institution of any such payments will be complete acquittance therefore, and any such payment to the extent thereof, will discharge the liability of the Trust for the payment of benefits hereunder to such recipient.

13.6 Governing Law. The validity, interpretation, construction and performance of the Plan shall be governed by ERISA, and, to the extent that they are not preempted, by the laws of the State of California, excluding California’s choice-of-law provisions.

14.	PLAN ADMINISTRATION.

14.1 Powers and Responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) To administer the claims and review procedures specified in Section 14.2;

(e) To compute the amount of benefits which will be payable to any Participant or Beneficiary in accordance with the provisions of the Plan;

(f) To determine the person or persons to whom such benefits will be paid;

(g) To authorize the payment of benefits;

(h) To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(i) To direct the Trustee in writing, from time to time, to invest and reinvest the Trust Fund, or any part thereof. This shall include the right to select or modify the Plan’s investment options set forth on Attachment B.

(j) To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan; and

(k) By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan.

14.2 Claims and Review Procedure.

(a) Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his benefits under the Plan is encouraged to communicate with the Administrator. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 14.2.

(b) Formal Benefits Claim – Review by Administrator. A Participant or Beneficiary may make a written request for review of any matter concerning his benefits under this Plan. The claim must be addressed to the Administrator, 2005 Deferred Compensation Plan, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The Administrator shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Administrator shall review the request and shall issue his decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Administrator expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(c) Notice of Denied Request. If the Administrator denies a request in whole or in part, he shall provide the person making the request with written notice of the denial within the period specified in Section 14.2(b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d) Appeal to Administrator.

(1) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Administrator within 60 days of receipt of the notification of denial. The appeal must be addressed to: Administrator, 2005 Deferred Compensation Plan, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The Administrator, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(2) The Administrator’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall not be restricted in his review to those provisions of the Plan cited in the original denial of the claim.

(3) The Administrator shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Administrator expects to reach a decision on the appeal.

(4) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(5) The decision of the Administrator on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(e) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 14.2(b) above, has been notified that the claim is denied in accordance with Section 14.2(c) above, has filed a written request for a review of the claim in accordance with Section 14.2(d) above, and has been notified in writing that the Administrator has affirmed the denial of the claim in accordance with Section 14.2(d) above; provided, however, that an action for benefits may be brought after the Administrator has failed to act on the claim within the time prescribed in Section 14.2(b) and Section 14.2(d), respectively.

14.3 Execution and Signature. To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name hereto:

GILEAD SCIENCES, INC.

By:	/s/ Kristen M. Metza
Printed Name: Kristen M. Metza Title: Vice President, Human Resources